UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2009 (November 17, 2009)

NEW JERSEY RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	1-8359 (Commission File Number)	22-2376465 (IRS Employer Identification No.)

1415 Wyckoff Road Wall, New Jersey		07719
(Address of principal executive offices)		(Zip Code)

(732) 938-1480

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)                      Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the Company’s preparation of its consolidated financial statements for the fiscal year ended September 30, 2009, the Company reassessed its accounting for park and loan transactions executed through the Company’s unregulated subsidiary, NJR Energy Services (“NJRES”).

NJRES enters into park and loan transactions whereby it borrows natural gas from a counterparty with an obligation to return the gas at a future date.  On November 17, 2009, the Audit Committee of the Board of Directors of the Company, in consultation with management, concluded that the Company had been incorrectly accounting for gas in storage, gas purchase obligations, embedded derivatives and demand fees associated with these transactions.  NJR had been incorrectly pricing its inventory and had not been recognizing the fair value of the embedded derivative.  In addition, demand fees related to these transactions were not recognized ratably over the term of the contract.

Therefore, the Company has determined that it must amend and restate its historical consolidated financial statements for the fiscal quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, to correct the errors described above.  The Company intends to file as soon as possible amended Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, to correct the errors described above.  The Company does not expect the restatements to affect the filing of its fiscal 2009 Annual Report on Form 10-K by its due date of November 30, 2009.

The Audit Committee and authorized officers of the Company have discussed the restatement and the matters disclosed in this Form 8-K pursuant to this Item 4.02(a) with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for all affected periods.

The Company believes that the accounting changes described herein did not and will not affect its day to day operations, cash flow or liquidity.  Importantly, total cash flows from operating activities remains the same in all accounting periods.  These errors, while impacting the Company’s reported results prepared in accordance with generally accepted accounting principles (“GAAP”), have no impact on its non-GAAP financial measure of net financial earnings (“NFE”), which excludes the impact of unrealized derivative gains and losses, effects of economic hedging related to inventory and demand fees related to park and loan transactions.  NFE is the key financial metric by which the Company measures its profitability.  Management believes NFE are more reflective of the Company’s business model, provide transparency to investors and enable period-to-period comparability of financial performance.  A reconciliation of all non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Company’s Quarterly Reports on Form 10-Q for the applicable periods.

In light of the restatements, the Company concluded on November 17, 2009, that investors should no longer rely on the Company’s previously filed financial statements and other financial information for each of the fiscal quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, contained in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, as being in compliance with GAAP.

    Based upon the changes to its accounting treatment for park and loan transactions executed through NJRES, the results of the restatements will increase net income $16.5 million in the quarter ended December 31, 2008 and decrease net income $3.9 million in the quarter ended December 31, 2007; decrease net income $3.5 million in the quarter ended March 31, 2009 and increase net income $8.9 million in the quarter ended March 31, 2008; and increase net income $180,000 in the quarter ended June 30, 2009 and decrease net income $17.3 million in the quarter ended June 30, 2008.  However, total cash flows are the same in all accounting periods under either accounting treatment.

    In the Quarterly Reports on Form 10-Q as previously filed, the Company reported under Item 4 “Controls and Procedures,” that its disclosure controls and procedures were not effective due to a material weakness in internal control over financial reporting.  Management, in consultation with the Audit Committee, has concluded that the errors set forth herein constitute a material weakness in the Company’s internal controls over financial reporting for the applicable periods that have been restated but do not constitute a material weakness for the fiscal year ended September 30, 2009, because management through its existing disclosure controls and procedures identified the errors and corrected such errors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION
Date: November 23, 2009	By:	/s/ Glenn C. Lockwood
Glenn C. Lockwood
Senior Vice President & Chief Financial Officer